Exhibit 10.1
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated December 29, 2010 (the “Effective Date”), is entered into between CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”), and Melvin C. Payne, a resident of Harris County, Texas (the “Employee”).
     1. Employment Term. The Company hereby continues the employment of the Employee for an initial term commencing as of the Effective Date and continuing until the third anniversary of the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, the Employee’s employment pursuant to this Agreement may be terminated prior to the expiration of the then-existing Initial Term or Renewal Term as provided in Section 7 hereof. The Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.
     2. Duties. The Employee shall serve the Company and shall report to, and be subject to the general direction and control, of the Board of Directors of the Company (the “Board”). The Employee shall faithfully, diligently, competently, and to the best of Employee’s ability, perform the management and administrative duties of President and Chief Executive Officer of the Company. The Employee shall also serve as an officer of any subsidiary of the Company as requested by the Company, and the Employee shall perform such other duties as are from time to time assigned to him by the Company’s Board of Directors as are not inconsistent with the provisions hereof. The Employee represents and warrants to the Company that Employee is not subject to any obligation to any third party that would restrict or interfere with Employee’s ability to perform hereunder.
     3. Extent of Service. The Employee shall devote his full business time and attention to the business of the Company and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee (i) from making passive investments in other businesses or enterprises, and (ii) from engaging in other civic, charitable and business activities, provided, however, that such investments and activities will not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement.
     4. Compensation. During the term of this Agreement, the Company shall pay the Employee an annual salary at a rate of not less than $500,000 per full calendar year of service completed (“Base Salary”), appropriately prorated for partial years at the commencement and end of the term of this Agreement. The Employee’s salary and benefits will be reviewed annually, and any increase therein shall remain in the sole discretion of the Company, acting through the Compensation Committee of the Board (the “Compensation Committee”). The

salary set forth herein shall not be subject to reduction and shall be payable in bi-weekly installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement. The Company shall have the right to deduct from payment of all compensation to the Employee hereunder (i) any federal, state or local taxes required by law to be withheld with respect to such payments, and (ii) any other amounts specifically authorized to be withheld or deducted by the Employee.
     5. Benefits. In addition to the Base Salary, the Employee shall be entitled to participate in the following benefits during the term of this Agreement:
     (a) Employee shall be eligible for an annual, discretionary incentive award (the “Incentive Award”) for each full calendar year that he is employed hereunder, based on achievement of specified corporate and individual performance goals established at the beginning of the year by the Compensation Committee of the Board at its first meeting of the fiscal year. The goals will be established at three levels: (i) Threshold, (ii) Target, and (iii) Maximum. If the Compensation Committee determines that performance is achieved (i) at the Target level the Incentive Award will be 75% of Base Salary, (ii) at the Threshold level the Incentive Award will be 37 1/2 % of Base Salary and (iii) at the Maximum level the Incentive Award will be 150% of Base Salary. In the discretion of the Compensation Committee, awards for performance falling between Threshold, Target and Maximum goals may be ratably scaled above and below the goal levels. The Incentive Award shall be payable before March 15 of the year following the calendar year to which the Incentive Award relates, following the certification of applicable year-end financial results. Employee must be employed by the Company on the payment date in order to earn and receive an Incentive Award.
     (b) Employee shall be eligible for consideration of awards of restricted stock or other incentive-based compensation under the terms of the Company’s 2006 Long Term Incentive Plan or one or more of the Company’s other incentive plans, as may be recommended and approved by the Compensation Committee.
     (c) Four weeks of paid vacation in each calendar year, subject to the Company’s personnel policies respecting such matters.
     (d) Participation in the Company’s group health and hospitalization program, and inclusion in such other employee benefits, as are available generally to executive-level employees of the Company.
     (e) Reimbursement for travel, lodging and other out-of-pocket expenses reasonably incurred by Employee in the exercise of Employee’s duties under this Agreement which are approved by the Company in advance and are duly substantiated in accordance with the Company’s policies as to reimbursement. In order to assure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) such reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) Employee is not permitted to receive a payment or other benefit in lieu of reimbursement under this Section 5(e), and (iii) the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the term of the Agreement.
     (f) Insurance premium reimbursement on non-Carriage sponsored disability and life insurance policies up to $25,000 per calendar year, which such reimbursement will be provided within sixty (60) days after Employee provides the Company with documentation evidencing his payment of such premium(s); provided, however, that Employee must provide the Company with such documentation within ten (10) days of his payment of such premium(s) and such reimbursement shall in all cases be made in compliance with the last sentence of Section 5(e) hereof.
     6. Certain Additional Matters. The Employee agrees that at all times during the term of this Agreement and for a period of two years following any cessation of employment with the Company:
     (a) The Employee will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem for the Company held by its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company.
     (b) The Employee will not knowingly or intentionally do any act or thing detrimental to the Company or its business.
Nothing herein shall be construed to prevent the Employee from complying with any requirements of law or legal process or taking such actions as the Company may consent to in writing.
     7. Termination.
     (a) Death. If the Employee dies during the Initial Term or any then-existing Renewal Term and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that the Company shall pay the Employee’s estate (i) that portion of the Employee’s Base Salary accrued through the date on which the Employee’s death occurred, (ii) a pro rata amount of the annual Incentive Award for the year in which the death occurred at the Target goal level described in Section 5(a) above, based on the number of days the Employee was employed in the year in comparison to 365, and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company (including as provided in Section 5(f) above). Such payment of Base Salary and Annual Incentive Award to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.
     (b) Disability. If during the Initial Term or any then-existing Renewal Term, the Employee shall be prevented from performing his duties hereunder by reason of disability, and such disability shall continue for a period of six months, then the Company may terminate this Agreement at any time after the expiration of such six-month period.

For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event of a termination pursuant to this paragraph (b), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Employee (or his estate in the event of his subsequent death): (i) the Employee’s Base Salary through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received under any disability policy maintained by the Company, as applicable; (ii) subject to the provisions of Section 20 below, a pro rata amount of the annual Incentive Award for the year in which Employee’s employment was terminated at the Target goal level described in Section 5(a) above, based on the number of days the Employee was employed in the year in comparison to 365, which such pro rata Incentive Award payment shall be provided on the later of the first business day after the Release (as defined in Section 20 below) is no longer revocable or the payment date that an Incentive Award for the year of termination otherwise would have been payable pursuant to Section 5(a) above had Employee’s employment not terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)); and (iii) all benefits payable under the governing provisions of any benefit plan or program of the Company (including as provided in Section 5(f) above). Unless otherwise provided above, all such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he remained employed by the Company. No such termination pursuant to this paragraph (b) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.
     (c) Discharge for Cause. The Company may discharge the Employee for Cause and terminate this Agreement prior to the end of the Initial Term or any then-existing Renewal Term. In such case, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate other than to pay to the Employee (or his estate in the event of his subsequent death) that portion of the Employee’s salary accrued through the date of termination.
For purposes of this Agreement, the Company shall have “Cause” to discharge the Employee or terminate the Employee’s employment hereunder upon (i) the Employee’s conviction of any felony or any other crime involving moral turpitude, (ii) the Employee’s repeated failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Company’s Board of Directors, (iii) the Employee’s commission of acts amounting to gross negligence or willful misconduct to the material detriment of the Company, or (iv) the Employee’s material breach of any provision of this Agreement or uniformly applied provisions of the Company’s employee handbook or other personnel policies, including without limitation, its Code of Business Conduct and Ethics. Such determination of “Cause” shall be made by the Company’s Board of Directors, and in the event of circumstances described in (ii) or (iv), the Board shall give written notice to the Employee specifying such circumstances and providing a period of 30 days in which the Employee shall be allowed to cure such circumstances.
Any such termination by virtue of this paragraph (c) shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement, for breach hereof by Employee. No such termination pursuant to this paragraph (c) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder.
     (d) Discharge Without Cause. Prior to the end of the Initial Term or any then-existing Renewal Term, the Company may discharge the Employee without Cause (as defined in paragraph (c) above) and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that, subject to the provisions of Section 20 below, the Company shall continue to pay to the Employee (or his estate in the event of his subsequent death): (i) the Employee’s monthly Base Salary, in arrears, for a period of 24 months following the date of discharge; provided, however, that the first such payment shall be made on the Company’s first regular payroll date that comes after the Release is no longer revocable (the “First Payment Date”) and shall include all payments, if any, that would have otherwise been made pursuant to this Section 7(d)(i) between the date of Employee’s termination of employment and the First Payment Date; (ii) a pro rata amount of the annual Incentive Award at the Target goal level described in Section 5(a) above, based on the number of days the Employee was employed in the year in comparison to 365, for the year of termination, which such pro rata Incentive Award payment shall be provided on the later of the first business day after the Release is no longer revocable or the payment date that an Incentive Award for the year of termination otherwise would have been payable pursuant to Section 5(a) above had Employee’s employment not terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)); and (iii) if following the date of such discharge, the Employee becomes eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and properly elects such coverage, the Company shall reimburse the Employee or pay on the Employee’s behalf 100% of applicable medical continuation premiums for the benefit of the Employee (and his covered dependents as of the date of his termination, if any) under the Employee’s then-current plan election, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time, for so long during the 36-month period following termination as he remains eligible for and elects COBRA coverage; provided that such reimbursement shall not be applicable until the Release becomes irrevocable and the first such reimbursement payment shall include, if applicable, all reimbursement payments that would have otherwise been made pursuant to this Section 7(d)(iii) between the date of Employee’s termination of employment and the date that the Release became irrevocable. The Company will also provide all salary earned by Employee through the date of termination and any applicable benefits payable under the governing provisions of any benefit plan or program of the Company. No such termination pursuant to this paragraph (d) will relieve the Employee of his obligations under Sections 6, 8 and 9 hereunder. Notwithstanding anything to the contrary in this Section 7(d) or Section 20, in the event the time period (including any applicable revocation period) prescribed by the Company for Employee’s execution of the Release begins in one taxable year and ends in a second taxable year, payments under Section 7(d)(i) will not commence and the First Payment Date shall not occur until the second taxable year, irrespective of when the Release actually becomes irrevocable.
     (e) Corporate Change. If following a Corporate Change (as defined in the Company’s 2006 Long-Term Incentive Plan), the Employee terminates his employment for Good Reason (as defined below) or the Employee is discharged without Cause, in either case within 24 months following the Corporate Change, then this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that, subject to the provisions of Section 20 below, the Company shall pay to the Employee (or his estate in the event of his subsequent death): (i) a lump sum payment payable following such termination equal to two times the Employee’s Base Salary, which such payment shall be made within ten (10) business days after the Release is no longer revocable; (ii) 100% of the annual Incentive Award at the Target goal level described in Section 5(a) above for the year of termination, which such Incentive Award payment shall be provided on the later of the first business day after the Release is no longer revocable or the payment date that an Incentive Award for the year of termination otherwise would have been payable pursuant to Section 5(a) above had Employee’s employment not terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)); and (iii) if following the date of such discharge, the Employee becomes eligible to elect continuation coverage under COBRA and properly elects such coverage, the Company shall reimburse the Employee or pay on the Employee’s behalf 100% of applicable medical continuation premiums for the benefit of the Employee (and his covered dependents as of the date of his termination, if any) under the Employee’s then-current plan election, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time, for so long during the 36-month period following termination as he remains eligible for and elects COBRA coverage; provided that such reimbursement shall not be applicable until the Release becomes irrevocable and the first such reimbursement payment shall include, if applicable, all reimbursement payments that would have otherwise been made pursuant to this Section 7(e)(iii) between the date of Employee’s termination of employment and the date that the Release became irrevocable. The Company will also provide all salary earned by Employee through the date of termination and any applicable. The Company will also provide any applicable benefits payable under the governing provisions of any benefit plan or program of the Company. No such termination pursuant to this paragraph (e) will relieve the Employee of his obligations under Sections 6 and 9 hereunder.
“Good Reason” means any of the following actions if taken without the Employee’s prior written consent: (A) any material breach by the Company to comply with its obligations under the terms of the Agreement; (B) any material diminution in the Employee’s responsibilities, authority or duties, (C) a material diminution in the Employee’s Base Salary; or (D) any change greater than 50 miles in the permanent location at which the Employee performs services for the Company. The Employee shall give written notice to the Board specifying such actions within 90 days of the initial existence of such action and providing a period of 30 days in which the Company shall be allowed to cure such circumstances. Provided that the condition purporting to give rise to the Good Reason event is not cured within the 30-day cure period, Employee must exercise his right to terminate this Agreement for Good Reason within 120 days after the initial existence of the Good Reason event.
     (f) Equity Award Termination Provision. The impact of Employee’s termination from employment with the Company on stock option, restricted stock and other share-based awards made pursuant to a Company incentive plan shall be governed by the terms of such plan. Where, in the discretion of the Company, the applicable plan(s) is/are silent about the impact of Employee’s termination from employment on: (i) the vesting of Employee’s stock option, restricted stock and other share-based awards; or (ii) Employee’s repurchase rights and obligations following such termination of employment, then the following terms shall apply with respect to the applicable vested and unvested stock options, restricted stock and other share-based awards awarded to Employee:

Reason for		Restricted	Other share-based
Termination	Stock Options	Stock	awards
Termination for Cause (as defined in Section 7(c) above)	Forfeit all unvested awards	Forfeit all unvested awards	Forfeit all unvested awards

Involuntary Termination without Cause (as defined in Section 7(c) above) or for Good Reason (as defined in Section 7(e) above)	Forfeit all unvested awards; Employee has 12 months from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards

Voluntary Termination	Forfeit all unvested awards; Employee has 90 days from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards

Death	Immediate vesting of all unvested awards; Employee has 12 months to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met

Disability	Forfeit all unvested awards; Employee has 12 months to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period,

Reason for		Restricted	Other share-based
Termination	Stock Options	Stock	awards
provided that applicable performance targets have been met

Retirement pursuant to a plan or policy adopted by the Company, if any, or on terms approved by the Board of Directors	Forfeit all unvested awards; Employee has 90 days to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met
     8. Restrictive Covenants. The Company has provided and shall provide in the future to the Employee, confidential and proprietary information as that term is defined in Section 9 of this Agreement (“Confidential Information”). The Employee acknowledges that in the course of his employment with the Company as a member of the Company’s senior executive and management team, he shall be given possession of and access to Confidential Information of the Company and its Affiliates (as defined on Schedule I hereto), and will develop through such employment business systems, methods of doing business, and contacts within the death care industry, all of which will help to identify him with the business and goodwill of the Company. Consequently, it is important that the Company protect its interests in regard to such matters from unfair competition. In consideration of the Confidential Information that has been received and that the Company covenants to provide the Employee in the future, the sufficiency of which is hereby acknowledged by the Employee, the Employee agrees to enter into the covenants contained in this Agreement. The parties therefore agree that for so long as the Employee shall remain employed by the Company and, if the employment of the Employee ceases for any reason (including voluntary resignation), then for a period of two (2) years thereafter, the Employee shall not, directly or indirectly:
     (a) alone or for his own account, or as an officer, director, shareholder, partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with (i) any of the companies and entities described on Schedule I hereto, except to the extent that any activities in connection therewith are confined exclusively outside the continental United States, or (ii) any other business within the death care industry having an office or being conducted within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its Affiliates at the time of such termination;
     (b) induce or assist anyone in inducing in any way any employee of the Company or any of its Affiliates to resign or sever his or her employment or to breach an employment contract with the Company or any Affiliate; or

     (c) own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (i) as part of any of the companies or entities listed on Schedule I, or (ii) otherwise within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its Affiliates at the time of such termination.
     Notwithstanding the foregoing, the above covenants shall not prohibit the passive ownership of not more than one percent (1%) of the outstanding voting securities of any entity within the death care industry. The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.
     9. Confidential Information; Copyrightable Material. The Employee acknowledges that in the course of his employment by the Company he shall receive and access certain trade secrets, management methods, financial and accounting data (including, but not limited to, reports, studies, analyses, spreadsheets and other materials and information), operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, and other confidential information and knowledge concerning the business of the Company and its Affiliates (hereinafter collectively referred to as “Confidential Information”) which the Company desires to protect. The Employee understands that the Confidential Information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, except as required by law or legal process. The Employee further agrees that he will at no time use the Confidential Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Confidential Information and the Employee agrees that all such materials will at all times remain the property of the Company. The Employee acknowledges that all materials and other copyrightable works and subject matter (regardless of whether or not constituting “Confidential Information”) produced by the Employee within the scope of his employment (regardless of whether or not denoted as copyrighted material) shall be deemed “works made for hire” and shall be owned by and proprietary to the Company and may not be used or reproduced in whole or in part without the Company’s prior written consent.
     10. Remedies. The parties recognize that the services to be rendered under this Agreement by the Employee are special, unique, and of extraordinary character, and that in the event of the breach by the Employee of the covenants contained in Section 8 or Section 9 hereof, the Company may suffer irreparable harm as a result. The parties therefore agree that, in the event of any breach or threatened breach of any of such covenants, the Company shall be entitled to specific performance or injunctive relief, or both, and may, in addition to and not in lieu of any claim or proceeding for damages, institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. In addition, the

Company may, if it so elects, suspend (if applicable) any payments due under this Agreement pending any such breach and offset against any future payments the amount of the Company’s damages arising from any such breach. The Employee agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.
     11. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by electronic means or facsimile and receipt is confirmed, if addressed to the respective parties as follows:

If to the Employee:	Melvin C. Payne 1922 North Blvd. Houston, TX 77098

If to the Company:	Carriage Services, Inc. 3040 Post Oak Blvd, Suite 300 Houston, Texas 77056 Attn: Chairman, Compensation Committee
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13. Assignment. This Agreement may not be assigned by the Employee. Neither the Employee nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.
     14. Binding Effect. Subject to the provisions of Section 13 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.
     15. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     16. Complete Agreement. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof including without limitation that Employment Agreement between the parties dated August 7, 2007.

     17. Governing Law; Venue. A substantial portion of the Employee’s duties under this Agreement shall be performed at the Company’s corporate headquarters in Houston, Texas, and this Agreement has been substantially negotiated and is being executed and delivered in the State of Texas. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. Any suit, claim or proceeding arising under or in connection with this Agreement or the employment relationship evidenced hereby must be brought, if at all, in a state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division. Each party submits to the jurisdiction of such courts and agrees not to raise any objection to such jurisdiction.
     18. Survival. The provisions of Sections 6, 8 and 9 shall survive any termination of this Agreement or the employment relationship of the Company and Employee; provided, however, if such termination is the result of Corporate Change as provided in Section 7(e) hereof, Employee shall not thereafter be bound by the provisions of Section 8 hereof.
     19. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     20. Severance Payments Conditioned on Release; Time of Payments. The amounts payable to Employee under Sections 7(b)(ii), 7(d)(i)-(iii) and 7(e)(i)-(iii) shall not become payable unless Employee executes (and does not revoke within seven days of its execution) a release of claims in a form satisfactory to the Company (the “Release”) within the time period prescribed by the Company, which such time period shall be no later than fifty (50) days from the date of Employee’s termination of employment. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 7 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(9) (separation pay plans) or Treas. Reg. § 1.409A-1(b)(4) (short-term deferrals). No amounts payable under Section 7 of this Agreement upon Employee’s termination of employment shall be payable unless Employee’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). The Company and Employee intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A. Notwithstanding the foregoing, no particular tax result for Employee with respect to any income recognized by Employee in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all such taxes, interest, penalties, or liability for any damages related thereto. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. References in this Agreement to Section 409A of the Code includes rules, regulations and guidance of general applicability issued by the Department of the Treasury under Code Section 409A. If the Employee is a “specified employee,” as such term is defined in Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) and determined as described below in this Section 20, any payments payable as a result of the Employee’s termination (other than death) that are required to be delayed in accordance with Section 409A of the Code as a result of Employee’s status as a “specified employee” shall not be payable before the earliest of (i) the date that is six months after the Employee’s termination, (ii) the date of the Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 20 shall be applied by accumulating all payments that otherwise would have been paid within six months of the Employee’s termination and paying such accumulated amounts without interest at the earliest date which complies with the requirements of Section 409A. The Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if the Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Company in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Section 409A.
     21. Income, Excise or Other Tax Liability. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
     22. Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute: (i) an automatic resignation of Employee as an officer of the Company and each affiliate and subsidiary of the Company, as applicable, and (ii) an automatic resignation of Employee from the Board (if applicable), from the board of directors of any affiliate and subsidiary of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate or subsidiary holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s or subsidiary’s designee or other representative (if applicable).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CARRIAGE SERVICES, INC.
By:	/s/ L. William Heiligbrodt
L. William Heiligbrodt
Chairman, Compensation Committee

By:	/s/ Melvin C. Payne
Melvin C. Payne
Individually

SCHEDULE I
TO
EMPLOYMENT AGREEMENT
1.	The following entities, together with all Affiliates thereof:
Service Corporation International
Alderwoods Group, Inc.
Stewart Enterprises, Inc.
Keystone North America, Inc.
Meridian Mortuary Group, Inc.
StoneMor Partners LP
Saber Management LLC
Thomas Pierce & Co.
Legacy Funeral Holdings, LLC
Northstar Memorial Group, LLC
For purposes of this Agreement (and Schedule I hereto), an “Affiliate” of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.	Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in 1 above.

3.	Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.